EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bank of America, N.A., as Trustee

for Cross Timbers Royalty Trust:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement No. 33-55784 on Form S-8 and Registration Statement No. 333-91460 on Form S-8 of XTO Energy Inc. of our report dated February 22, 2010, with respect to the statements of assets, liabilities, and trust corpus of the Cross Timbers Royalty Trust as of December 31, 2009 and 2008, and the related statements of distributable income and changes in trust corpus for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of the Cross Timbers Royalty Trust.

KPMG LLP

Fort Worth, Texas

February 22, 2010